Exhibit 99.1

[LETTERHEAD OF JEFFERIES LLC]

December 12, 2014

The Board of Directors

Sterling Bancorp
400 Rella Blvd.
Montebello, NY 10901

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated November 4, 2014, to the Board of Directors of Sterling Bancorp (“Sterling”) as Annex E to, and to the reference thereto under the captions “Summary—Opinion of Sterling’s Financial Advisors—Opinion of Jefferies,” “The Merger—Background of the Merger,” “The Merger—Sterling’s Reasons for the Merger; Recommendation of the Sterling Board” and “The Merger—Opinion of Jefferies,” in, the joint proxy statement/prospectus relating to the proposed transaction involving Sterling and Hudson Valley Holding Corp., which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Sterling.

By giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ JEFFERIES LLC